Exhibit 99.2

RENTECH, INC.

For Immediate Release
December 14, 2005

Rentech Appoints Edward M. Stern to its Board of Directors

Los Angeles, California - Rentech, Inc. (AMEX:RTK) announced today that it has appointed Edward M. Stern to its Board of Directors effective December 12, 2006. Mr. Stern has an extensive background in the public and private markets, the power sector and the renewable energy industry, as well as the financial services industry where he specialized in energy project finance and asset management. Mr. Stern’s term will extend until the next meeting of shareholders, at which time it is expected he will stand for re-election for a three-year term. Mr. Stern will be appointed to board committees at a later date. The appointment brings the total number of members for Rentech’s board to eight.

Since April 2004, Mr. Stern has served as the President and Chief Executive Officer of Neptune Regional Transmission System, LLC (“Neptune RTS”), the developer and owner of the Neptune Project. This Project is an approximately $650 million, 660 megawatt, 65-mile long, undersea, high-voltage, electric transmission system that will interconnect the mid-Atlantic electricity system (PJM) at Sayreville, New Jersey with Long Island, New York and is scheduled to commence operation in the summer of 2007.

From 1991 until 2004, Mr. Stern was employed by Enel North America, Inc., the North American subsidiary of the Italian electric utility Enel SpA (NYSE:EN) and its predecessor company, CHI Energy, Inc., an energy company which owned and/or operated nearly one hundred power plants in seven countries, specializing in renewable energy technologies, including hydroelectric projects and wind farms.  During his tenure, Mr. Stern served as President and CEO of Enel North America and Enel Latin America for three years.

Mr. Stern currently serves on the Boards of Directors of Energy Photovoltaics, Inc., a Princeton, New Jersey-based manufacturer of solar energy products and systems, and Vertrue Incorporated (Nasdaq: VTRU), a provider of consumer and membership services through affinity marketing and online channels with over six million customers enrolled in its programs.  Mr. Stern received BA, JD and MBA degrees from Boston University and is a member of the Massachusetts Bar and the Federal Energy Bar.

“We are very pleased to welcome Ed to the board of Rentech. Ed possesses the background and experience that can provide us with the essential guidance we will require as we continue to move forward in our commercialization efforts on ultra-clean fuels and renewable energy initiatives. We look forward to Ed’s contributions which we believe will strengthen the Company’s strategic growth plans,” stated D. Hunt Ramsbottom, president and CEO of Rentech, Inc.

10877 Wilshire Boulevard, Suite 710, Los Angeles, California 90024 • 310-571-9800 • Fax 310-571-9799

About Rentech, Inc.

Rentech, Inc., a Colorado corporation formed in 1981, offers energy independence solutions utilizing American resources to economically produce ultra-clean fuels. To execute this strategy, it utilizes its patented and proprietary Fischer-Tropsch gas-to-liquids/coal-to-liquids process for conversion of synthesis gas made from natural gas, coal and other solid or liquid carbon-bearing materials into clean-burning, ultra-low sulfur and ultra-low aromatic fuels.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the Company’s website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at ktheiss@ceocast.com.